EXHIBIT 99.1

Eagle Bancorp Montana Earns $823,000, or $0.21 Per Diluted Share, in 1Q16; Declares Regular Quarterly Cash Dividend of $0.0775 per Share

HELENA, Mont., April 29, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 113% to $823,000, or $0.21 per diluted share, in the first quarter of 2016, compared to $386,000, or $0.10 per diluted share, in the first quarter a year ago.  In the preceding quarter, Eagle earned $881,000, or $0.22 per diluted share.

“We are pleased with the continuing improvements in our first quarter financial results with exceptional growth in our loan portfolio and solid growth in commercial loans,” said Peter J. Johnson, President and CEO.  “We will continue to focus our efforts on gathering core deposits, growing the loan portfolio and expanding our customer base across all of our markets in Montana.  Our bank and brand are well positioned to prosper in the coming year, supported by growing technology, manufacturing and tourism throughout the state.”

Eagle’s board of directors declared a regular quarterly cash dividend of $0.0775 per share.  The dividend will be payable June 3, 2016 to shareholders of record May 13, 2016. The current annualized yield is 2.51% at recent market prices.

First Quarter 2016 Highlights (at or for the three month period ended March 31, 2016, except where noted)

  Net income more than doubled to $823,000, or $0.21 per diluted share in the first quarter, compared to $386,000, or $0.10 per diluted share in the same period a year ago.
  Pretax profits increased 131% to $975,000 in the first quarter of 2016 from $422,000 in the year ago quarter and grew 19.8% from $814,000 the fourth quarter of 2015.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 12.2% to $8.0 million compared to $7.1 million in the same period a year ago.
  Net interest margin improved 15 basis points to 3.50% in the first quarter, compared to 3.35% in the same period a year earlier.
  Total loans increased 25.7% to $422.9 million compared to $336.4 million a year earlier.
  Commercial real estate loans increased 49.2% to $194.5 million at March 31, 2016, compared to $130.4 million a year earlier.
  Total deposits increased 9.00% to $494.2 million at March 31, 2016, from $453.4 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.07% at March 31, 2016.
  Declared a quarterly cash dividend of $0.0775 per share, providing a 2.51% current yield at recent market prices.

Balance Sheet Results

Total loans increased 3.8% to $422.9 million at March 31, 2016, compared to $407.3 million three months earlier and increased 25.7% compared to $336.4 million a year earlier.  “Loan growth was steady during the quarter, although not as fast-paced as in previous quarters,” noted Johnson.  “Our loan pipeline is heavily concentrated in C&I and commercial real estate loans.”

Eagle originated $55.8 million in new residential mortgages during the quarter, excluding construction loans, and sold $52.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.38%.  This production compares to residential mortgage originations of $63.5 million in the preceding quarter with sales of $54.1 million.

Commercial real estate loans increased 49.2% to $194.5 million at March 31, 2016, compared to $130.4 million a year earlier, while residential mortgage loans increased 7.5% to $113.4 million compared to $105.4 million a year earlier.  Home equity loans increased 12.6% to $45.4 million, commercial loans increased 10.1% to $40.6 million, and construction loans increased 52.0% to $15.7 million, compared to a year ago.

Eagle’s total deposits increased 9.0% to $494.2 million at March 31, 2016, compared to $453.4 million a year earlier and were up 2.3% compared to $483.2 million at December 31, 2015.  As of the end of March, checking and money market accounts represent 54.3%, savings accounts represent 15.1%, and CDs comprise 30.6% of the total deposit portfolio.

Total assets increased 14.9% to $643.0 million at March 31, 2016, compared to $559.4 million a year earlier, and increased 2.0% compared to $630.3 million three months earlier.  Shareholders’ equity improved to $56.7 million at March 31, 2016, compared to $55.5 million three months earlier and $54.8 million one year earlier.  Tangible book value was $13.01 per share at March 31, 2016, compared to $12.67 per share at December 31, 2015 and $12.34 per share a year earlier.

Credit Quality

Eagle’s first quarter provision for loan losses was $450,000, compared to $343,000 in the preceding quarter and $322,000 in the first quarter a year ago.  As of March 31, 2016, the allowance for loan losses represented 168.7% of nonperforming loans compared to 139.3% three months earlier and 1,177.1% a year earlier.  At March 31, 2016 nonperforming loans (NPLs) were $2.3 million, compared to $2.5 million three months earlier, and $223,000 a year ago.

Eagle’s net charge-offs totaled $60,000 in the first quarter, compared to $23,000 in the preceding quarter and $147,000 in the first quarter a year ago.  The allowance for loan losses was $3.9 million, or 0.93% of total loans at March 31, 2016, compared to $3.6 million, or 0.88% of total loans at December 31, 2015, and $2.6 million, or 0.78% of total loans a year ago.

OREO and other repossessed assets was $606,000 at March 31, 2016, which was up slightly compared to $595,000 at December 31, 2015.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.9 million at March 31, 2016, or 0.46% of total assets, compared to $3.1 million, or 0.50% of total assets three months earlier and $865,000, or 0.15% of total assets a year earlier.

Operating Results

Eagle’s first quarter revenues increased 5.5% to $8.0 million compared to $7.6 million in the preceding quarter and increased 12.2% compared to $7.1 million in the first quarter a year ago.  Net interest income before the provision for loan loss increased 4.7% to $5.1 million in the first quarter compared to $4.9 million in the preceding quarter and increased 20.6% compared to $4.2 million in the first quarter a year ago.

“Our solid first quarter net interest margin was a result of our strong interest income growth, which has more than surpassed the additional interest expense from the subordinated debt issuance in the middle of 2015,” Johnson said.  Eagle’s net interest margin was 3.50% in the first quarter compared to 3.41% in the preceding quarter and 3.35% in the first quarter a year ago.  Funding costs for the quarter were up 13 basis points while asset yields increased 28 basis points compared to a year ago.  The investment securities portfolio decreased to $145.1 million at March 31, 2016, compared to $152.2 million a year ago, which increased average yields on earning asset balances moderately.

Eagle’s noninterest income was $2.9 million in the first quarter, which was unchanged compared to the year ago quarter, and a 6.9% increase compared to $2.7 million in the preceding quarter. First quarter noninterest expenses were $6.5 million, compared to $6.4 million in both the preceding quarter and the year ago quarter.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 10.07% at March 31, 2016.  (Shareholders’ equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

During the second quarter of 2015, Eagle issued $10.0 million in subordinated debt.  The subordinated notes were issued on June 19, 2015, bear a fixed rate of interest of 6.75% per annum, payable quarterly, and mature on June 19, 2025.  The net cash proceeds from the sale of the subordinated notes were $9.9 million, and the subordinated notes qualify as Tier 2 capital for regulatory purposes.  The net proceeds from the offering are being used for general corporate purposes, to support organic growth and fund acquisitions should appropriate opportunities arise.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015

Assets:
Cash and due from banks	$5,620	$6,468	$3,506
Interest-bearing deposits with banks	993	970	1,244
Total cash and cash equivalents	6,613	7,438	4,750
Securities available-for-sale, at market value	145,070	145,738	152,239
FHLB stock, at cost	3,564	3,397	1,967
FRB stock	871	887	641
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	18,284	18,702	17,021
Loans:
Residential mortgage (1-4 family)	113,364	118,133	105,428
Commercial loans	40,614	39,072	36,877
Commercial real estate	194,479	167,930	130,374
Construction loans	15,673	22,958	10,313
Consumer loans	14,229	14,641	13,664
Home equity	45,404	45,345	40,312
Unearned loan fees	(882)	(795)	(553)
Total loans	422,881	407,284	336,415
Allowance for loan losses	(3,940)	(3,550)	(2,625)
Net loans	418,941	403,734	333,790
Accrued interest and dividends receivable	2,213	2,278	2,146
Mortgage servicing rights, net	4,988	4,968	4,271
Premises and equipment, net	18,145	18,217	19,694
Cash surrender value of life insurance	12,598	12,514	11,816
Real estate and other assets acquired in settlement of loans, net	606	595	642
Goodwill	7,034	7,034	7,034
Core deposit intangible	481	514	625
Other assets	3,408	4,176	2,574
Total assets	$642,971	$630,347	$559,365

Liabilities:
Deposit accounts:
Noninterest bearing	90,308	77,031	66,547
Interest bearing	403,877	406,151	386,822
Total deposits	494,185	483,182	453,369
Accrued expense and other liabilities	5,933	4,050	3,380
FHLB advances and other borrowings	71,204	72,716	42,640
Subordinated debentures, net	14,954	14,949	5,155
Total liabilities	586,276	574,897	504,544

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,779,464, 3,779,464, and 3,822,981 shares outstanding
at March 31, 2016, December 31, 2015 and March 31, 2015, respectively)	41	41	41
Additional paid-in capital	22,157	22,152	22,126
Unallocated common stock held by employee stock ownership plan (ESOP)	(933)	(975)	(1,099)
Treasury stock, at cost (303,663, 303,663 and 260,146 shares at
March 31, 2016, December 31, 2015 and March 31, 2015, respectively)	(3,321)	(3,321)	(2,810)
Retained earnings	37,831	37,301	35,983
Accumulated other comprehensive income	920	252	580
Total shareholders' equity	56,695	55,450	54,821
Total liabilities and shareholders' equity	$642,971	$630,347	$559,365

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest and dividend Income:
Interest and fees on loans	$5,063	$4,725	$3,962
Securities available-for-sale	747	803	759
FRB and FHLB dividends	31	42	-
Interest on deposits with banks	-	-	-
Other interest income	3	-	3
Total interest and dividend income	5,844	5,570	4,724
Interest Expense:
Interest expense on deposits	355	364	337
Advances and other borrowings	201	149	143
Subordinated debentures	194	191	21
Total interest expense	750	704	501
Net interest income	5,094	4,866	4,223
Loan loss provision	450	343	322
Net interest income after loan loss provision	4,644	4,523	3,901

Noninterest income:
Service charges on deposit accounts	199	226	223
Net gain on sale of loans	1,718	1,546	1,631
Mortgage loan servicing fees	346	358	415
Wealth management income	136	155	185
Interchange and ATM fees	202	144	126
Appreciation in cash surrender value of life insurance	112	110	105
Net gain on sale of available-for-sale securities	-	-	186
Net loss on sale of OREO	-	(4)	-
Net loss on fair value hedge	-	-	(93)
Other noninterest income	166	157	104
Total noninterest income	2,879	2,692	2,882

Noninterest expense:
Salaries and employee benefits	3,690	3,672	3,379
Occupancy and equipment expense	789	681	736
Data processing	548	654	509
Advertising	188	237	219
Amortization of mortgage servicing fees	228	159	217
Amortization of core deposit intangible and tax credits	112	115	100
Federal insurance premiums	83	81	95
Postage	54	29	46
Legal, accounting and examination fees	98	105	156
Consulting fees	83	53	240
Other noninterest expense	675	615	664
Total noninterest expense	6,548	6,401	6,361

Income before income taxes	975	814	422
Income tax provision (benefit)	152	(67)	36
Net income	$823	$881	$386

Basic earnings per share	$0.22	$0.23	$0.10
Diluted earnings per share	$0.21	$0.22	$0.10
Weighted average shares
outstanding (basic EPS)	3,779,464	3,781,023	3,844,617
Weighted average shares
outstanding (diluted EPS)	3,873,171	3,855,095	3,881,872

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31	December 31	March 31
	2016	2015	2015
Asset Quality:
Nonaccrual loans	$1,580	$2,030	$176
Loans 90 days past due	710	472	-
Restructured loans, net	45	46	47
Total nonperforming loans	2,335	2,548	223
Other real estate owned and other repossessed assets	606	595	642
Total nonperforming assets	$2,941	$3,143	$865
Nonperforming loans / portfolio loans	0.55%	0.63%	0.07%
Nonperforming assets / assets	0.46%	0.50%	0.15%
Allowance for loan losses / portfolio loans	0.93%	0.88%	0.78%
Allowance / nonperforming loans	168.74%	139.32%	1177.13%
Gross loan charge-offs for the quarter	$63	$32	$148
Gross loan recoveries for the quarter	$3	$9	$1
Net loan charge-offs for the quarter	$60	$23	$147

Capital Data (At quarter end):
Tangible book value per share	$13.01	$12.67	$12.34
Shares outstanding	3,779,464	3,779,464	3,822,981

Profitability Ratios (For the quarter):
Efficiency ratio*	80.72%	83.17%	88.12%
Return on average assets	0.52%	0.57%	0.28%
Return on average equity	5.80%	6.39%	2.82%
Net interest margin	3.50%	3.41%	3.35%

Profitability Ratios (Year-to-date):
Efficiency ratio *	80.72%	84.96%	88.12%
Return on average assets	0.52%	0.44%	0.28%
Return on average equity	5.80%	4.77%	2.82%
Net interest margin	3.50%	3.38%	3.35%

Other Information
Average total assets for the quarter	$631,998	$621,808	$550,980
Average total assets year to date	$631,998	$583,658	$550,980
Average earning assets for the quarter	$581,594	$570,302	$503,894
Average earning assets year to date	$581,594	$533,261	$503,894
Average loans for the quarter **	$428,408	$415,332	$339,007
Average loans year to date **	$428,408	$374,849	$339,007
Average equity for the quarter	$56,767	$55,170	$54,847
Average equity year to date	$56,767	$54,051	$54,847
Average deposits for the quarter	$480,255	$478,559	$445,655
Average deposits year to date	$480,255	$465,276	$445,655

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007